Exhibit 99.1

Quarterly, Yearly Earnings Set New Marks at Annapolis Bancorp


   ANNAPOLIS, Md.--(BUSINESS WIRE)--Feb. 3, 2004--Annapolis Bancorp, Inc. (NASDAQ:ANNB) ended the most profitable year in its history on a high note with record earnings of $510,000 ($0.17 per basic and diluted share) in the 4th quarter of 2003.
   Fourth quarter net income increased by 18.6% over the same period in 2002 when the parent company of BankAnnapolis reported net income of $429,000 ($0.15 per basic and diluted share).
   Net income for the year ended December 31, 2003 totaled $1,674,000 ($0.56 per basic share and $0.55 per diluted share), up 36.4% from fiscal 2002 net income of $1,227,000 ($0.41 per basic and diluted share).
   "The challenges posed by an historically low interest rate environment were exacerbated when the Federal Reserve cut rates again at mid-year, further compressing our net interest margin," said Chairman and CEO Richard M. Lerner. "Nevertheless, we managed to improve our profitability through continued growth and enhanced noninterest income generation."
   Total assets grew to $231.3 million at year-end 2003, a 15.6% increase over total assets of $200.1 million at year-end 2002. Average interest-earning assets in 2003 were $205.3 million compared to $170.8 million in 2002, a 20.2% increase. This growth outweighed the effect of a lower overall yield on earning assets (5.59% in 2003 vs. 6.36% in 2002), and as a result, total interest income improved by $619,000 or 5.7%.
   The increase in interest-earning assets resulted from another year of strong growth in both the loan and investment portfolios. Total gross loans increased by 14.5% to $168.7 million from $147.3 million at year-end 2002. Commercial loans grew by $8.6 million (26.5%), installment loans by $5.1 million (35.7%), and real estate loans by $7.7 million (10.2%). Federal funds sold balances fell by $6.6 million (45.2%) as excess liquidity was invested in higher yielding securities, which ended the year up by $17.8 million (88.1%).
   The bank's cost of interest-bearing liabilities dropped to 1.92% in 2003 from 2.44% in 2002. As a result, total interest expense for the year decreased by $146,000 or 4.2% even though average interest-bearing liabilities increased by $30.7 million (21.3%) from 2002.
   The increase in interest-bearing liabilities in 2003 came from deposit growth and the issuance of $5.0 million of floating rate trust preferred securities. Total deposits improved to $190.6 million at year-end compared to $164.0 million at December 31, 2002, a 16.2% increase. NOW account balances were up by $6.0 million (24.1%), money market accounts by $5.3 million (20.3%), savings accounts by $3.0 million (16.5%), and certificates of deposit by $8.4 million (14.5%). Noninterest-bearing demand deposits grew by $3.9 million (13.2%).
   The opening of a new satellite branch in the BayWoods of Annapolis waterfront retirement community accounted for $3.9 million of the bank's deposit growth in 2003.
   The combination of higher interest income and reduced interest expense caused the bank's net interest income to improve by $765,000 or 10.4% in fiscal 2003 despite a contracting net interest margin (3.95% in 2003 vs. 4.30% in 2002).
   Noninterest income remained a significant component of the bank's improved profitability and ended the year up $444,000 or 27.1% over 2002. Demand deposit account service charges increased by $220,000 (47.4%) due to growth in the number of accounts and the implementation of a new fee structure in 2003. Noninterest income growth was also propelled by the booming local housing and refinance markets, as fees earned on brokered mortgage loans increased by $133,000 (42.2%).
   Noninterest expense in 2003 rose by $445,000 or 6.3% compared to the prior year. Compensation expense increased by $332,000 (8.5%) as a result of annual merit increases, higher benefit costs, and staff additions in the business development and finance departments. Data processing expense also continued to rise in correlation with higher transactional volume.
   At year-end 2003, total stockholders' equity amounted to $16.4 million, up 8.6% from $15.1 million at December 31, 2002. Book value per basic share at December 31, 2003 was $5.45. After net recoveries of $4,000 and a $50,000 provision for credit losses in fiscal 2003, the allowance for credit losses at December 31, 2003 stood at $1,632,000 (0.97% of total gross loans) and provided 60:1 coverage of nonperforming assets of $27,000 (0.02% of total gross loans).
   "In many ways, we feel 2003 was a defining year for BankAnnapolis," said Lerner. "Financially, we believe we demonstrated that our growth strategy can lead to greater profitability without compromising asset quality, even when our net interest margin is under heavy pressure from record low interest rates."
   "From a public relations perspective, 2003 was a year in which BankAnnapolis assumed a leadership role in the community, filling the void left by former competitors who have been acquired by large, out-of-town institutions," Lerner said. "Through our active support of local charitable organizations and the civic involvement and volunteerism of our employees, BankAnnapolis has drawn the attention and earned the respect of prospective customers in the markets we serve, and without question, we believe that to be the most portentous of our accomplishments in the year just ended."
   BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

   Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
            as of December 31, 2003 and December 31, 2002
                                ($000)

                                             (Unaudited)   (Audited)
                                             December 31, December 31,
                                                    2003         2002
                                              -----------  -----------
Assets
     Cash and due                            $     6,033  $     6,725
     Federal funds sold                            8,014       15,529
     Investments                                  37,969       20,207
     Loans, net of allowance                     167,123      145,735
     Acc int rec                                     869          732
     Def inc taxes                                   477          363
     Premises and equip                            6,936        7,114
     Investment in BOLI                            3,356        3,223
     Other assets                                    561          488
                                              -----------  -----------
       Total Assets                          $   231,338  $   200,116
                                              ===========  ===========


Liabilities and Stockholders' Equity
     Deposits
     Noninterest bearing                     $    33,385  $    29,534
     Interest bearing                            157,192      134,455
                                              -----------  -----------
       Total deposits                            190,577      163,989
                                                   8,745       10,500
     Sec under agree to repurchase
     Other borrowed funds                         10,000       10,000
     Junior subordinated debentures                5,000            -
     Acc int & acc exp                               568          549
                                              -----------  -----------
       Total Liabilities                         214,890      185,038

Stockholders' Equity
     Common stock                                     30           30
     Paid in capital                              12,898       12,859
     Retained Earnings                             3,704        2,030
     Comprehensive income                           (184)         159
                                              -----------  -----------
       Total Equity                               16,448       15,078

                                             ------------ ------------
       Total Liabilities and Equity          $   231,338  $   200,116
                                              ===========  ===========




               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
for the Three and Twelve Month Periods Ended December 31, 2003 and
                                2002
                             (Unaudited)
                (In thousands, except Per Share data)

                          For the three months  For the twelve months
                           ended December 31,     ended December 31,
                         ---------------------- ----------------------
                            2003       2002        2003       2002
                         ----------- ---------- ----------- ----------

Interest Income
 Loans                       $2,541     $2,498     $10,051     $9,458
 Investments                    386        244       1,235      1,183
 Federal funds sold              20         58         191        217
                         ----------- ---------- ----------- ----------
  Total int inc               2,947      2,800      11,477     10,858

Interest expense
 Deposits                       611        697       2,557      2,977
 Sec sold under
  agree to repurch               41         56         188        232
 Borrowed funds                 115        115         456        305
 Junior debentures               54          -         167          -
                         ----------- ---------- ----------- ----------
  Total int exp                 821        868       3,368      3,514
   Net int inc                2,126      1,932       8,109      7,344

 Provision                       25         25          50         25
                         ----------- ---------- ----------- ----------

 Net int inc after prov       2,101      1,907       8,059      7,319

NonInterest Income
 Service charges                349        196       1,195        694
 Mortgage banking                75        131         448        315
 Other fee income               107        177         441        631
                         ----------- ---------- ----------- ----------
  Total nonint inc              531        504       2,084      1,640

NonInterest Expense
 Personnel                    1,032      1,018       4,217      3,885
 Occ and equip                  238        256         984        968
 Data processing exp            211        193         836        775
 Other operating exp            343        285       1,496      1,460
                         ----------- ---------- ----------- ----------
  Total Nonint Exp            1,824      1,752       7,533      7,088

Income before taxes             808        659       2,610      1,871
Income tax expense              298        230         936        644
                         ---------------------- ----------- ----------
Net income                     $510       $429      $1,674     $1,227
                         ====================== =========== ==========


Basic EPS                     $0.17      $0.15       $0.56      $0.41
                         =========== ========== =========== ==========
Diluted EPS                   $0.17      $0.15       $0.55      $0.41
                         =========== ========== =========== ==========
Book value per share          $5.45      $5.01       $5.45      $5.01
                         =========== ========== =========== ==========
Avg fully diluted shares  3,074,373  3,029,239   3,062,414  3,026,387
                         =========== ========== =========== ==========

Return on Avg Assets           0.87%      0.85%       0.74%      0.66%
Return on Avg Equity          12.47%     11.43%      10.60%      8.57%
Net interest margin            3.97%      4.22%       3.95%      4.30%

Allow for credit losses
 to loans                      0.97%      1.07%       0.97%      1.07%
Nonperforming to gross
 loans                         0.02%      0.95%       0.02%      0.95%
Net charge-offs to avg
 loans                         0.00%      0.00%       0.00%      0.02%


    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455